Exhibit 99.1

Meade Instruments Corporation
6001 OAK CANYON, IRVINE, CALIFORNIA 92618-5200 U.S.A.
(949) 451-1450 ■ FAX: (949) 451-1460 ■ www.meade.com

Brent W. Christensen, CFO Meade Instruments Corp.	Brandi Piacente/E.E. Wang The Piacente Group

(949) 451-1450	(212) 481-2050 ext. 602 or 605

	Email:	brandi@tpg-ir.com

ee@tpg-ir.com

Meade Instruments Appoints Steve Muellner

CEO and President

IRVINE, Calif. – May 4, 2006 – Meade Instruments Corp. (Nasdaq NM: MEAD), today announced that its board of directors has appointed Steve Muellner, 56, to the position of CEO and president of the company, effective May 8, 2006.

Muellner formerly served as president of Variflex, Inc., a distributor of action sports and lifestyle consumer products. Under his leadership, the company nearly doubled its sales through organic growth and expansion of its existing product categories.

“After a careful and exhaustive search, we’re pleased to welcome Steve to the Meade Instruments team,” said Harry L. Casari, chairman of the board of directors. “Steve’s more than 20 years of experience in successfully building and growing consumer brand products made him the perfect candidate to lead Meade in the next stage of its development. Steve is very familiar with many of the issues facing Meade Instruments today, from Asian sourcing to servicing large retail accounts as well as specialty dealers.”

“I’m excited to be joining Meade Instruments, a long-time leader in the design and manufacture of quality optical products at this exciting and challenging time in the company’s history. I look forward to working with management and the board to execute a strategic growth plan that will focus on generating value for Meade’s stockholders.”

Earlier, Muellner was president and Co-CEO of Applause, Inc., a manufacturer and designer of children’s toys and licensed characters under the Dakin brand. In addition, he served in senior executive and management positions with Caradon Doors and Windows, Louverdrape, Inc., and Frito-Lay, Inc.

ABOUT MEADE INSTRUMENTS

Meade Instruments is a leading designer and manufacturer of optical products including telescopes and accessories for the beginning to serious amateur astronomer. Meade offers a complete line of binoculars that address the needs of everyone from the casual observer to the serious sporting or birding observer under the Meade® and Bresser® brand names. Meade also offers a complete line of riflescopes under the Simmons®, Weaver® and Redfield® brand names. The company distributes its products worldwide through a network of specialty retailers, mass merchandisers and domestic and foreign distributors. Additional information on Meade is available at www.meade.com.

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